Exhibit 3.219

CERTIFICATE OF FORMATION

OF

SHERIDAN INVESTCO, LLC

Dated as of July 19, 2013

This Certificate of Formation for SHERIDAN INVESTCO, LLC is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Dec. C. §§18-101, et seq.)

1. The name of the limited liability company formed hereby is SHERIDAN INVESTCO, LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent of the Company is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of SHERIDAN INVESTCO, LLC as of the date first written above.

/s/ Jay A. Martus
Jay A. Martus, Authorized Representative